Exhibit 99.2

Contact:

Jonathan Kalman
Chairman of the Board and Chief Executive Officer
Jaguar Acquisition Corporation
610-585-0285

FOR IMMEDIATE RELEASE

JAGUAR ACQUISITION CORPORATION
COMPLETES INITIAL PUBLIC OFFERING

Conshohocken, Pennsylvania, April 13, 2006 – Jaguar Acquisition Corporation (OTC Bulletin Board: JGACU) announced today that it has completed its initial public offering of 4,000,000 units. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $24,000,000 to the Company. EarlyBirdCapital, Inc. acted as lead underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

The Company also announced the simultaneous consummation of the private sale of 116,667 units to certain of its initial stockholders and affiliates. Each unit sold privately was sold at $6.00 per unit, generating total proceeds of $700,002. The units sold to these individuals are identical to the units sold in the initial public offering except that the warrants underlying such units may be exercisable on a cashless basis so long as such warrants are held by the Company’s initial stockholders or their affiliates. Additionally, the purchasers of the units have waived their right to receive distributions upon the Company’s liquidation prior to a business combination with respect to the securities underlying the units. The purchasers have further agreed that the units and underlying securities will not be sold or transferred by them until after the Company has completed a business combination.

Audited financial statements as of April 13, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of units have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

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